Exhibit 23.8

CONSENT OF DANIEL PELDIAK

I, Daniel Peldiak, hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical report (the “Technical Report”):

•	Technical Report titled “Technical Report on the Pre-Feasibility Study for the Thacker Pass Project, Humboldt County, Nevada, USA”, dated August 1, 2018.

and to references to the Technical Report, or portions thereof, in the Annual Report on Form 40-F of Lithium Americas Corp. (the “Company”) for the year ended December 31, 2019 (the “Form 40-F”), filed with the United States Securities and Exchange Commission (the “SEC”).

I also hereby consent to the use of my name in connection with reference to my involvement in the preparation of the Technical Report, to references to the Technical Report, or portions thereof, and to the inclusion or incorporation by reference of the information derived from the Technical Report related to me in the Company’s Form S-8 Registration Statement being filed with the SEC, and any amendments thereto.

/s/ Daniel Peldiak
Daniel Peldiak

May 8, 2020